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                                                                     Exhibit 4.2

                   STOCK PURCHASE AND STOCK EXCHANGE AGREEMENT


         This Stock Purchase and Stock Exchange Agreement ("Agreement") is made as of the 19th day of March, 1996, by and between Athersys, Inc., a Delaware corporation (the "Company"), and Michael Gallo ("Seller").

                              W I T N E S S E T H:

         WHEREAS, Seller desires to sell 29.9 shares of common stock of the Company ("Common Stock") owned by Seller and convert 29.9 shares of Common Stock into 29.9 Warrants (as defined in Section 2 below), and the Company desires to purchase 29.9 shares of Common Stock owned by Seller and convert 29.9 shares of Common Stock owned by Seller into 29.9 Warrants.

         NOW, THEREFORE, for the consideration and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

         1. PURCHASE AND EXCHANGE OF SHARES. Subject to the terms and provisions of this Agreement, the Company agrees to purchase on the Closing Date (as hereinafter defined), from Seller, and Seller agrees to sell, transfer, deliver and convey to the Company, on the Closing Date, shares of Common Stock owned by Seller. Subject to the terms and provisions of this Agreement, the Company agrees to convert on the Closing Date, and Seller agrees to convert on the Closing Date, 29.9 shares of Common Stock owned by Seller into 29.9 Warrants as described in Section 2 below.



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         2.       EXCHANGE OF SHARES FOR WARRANTS.

         (a) Seller hereby exchanges, and the Company hereby converts, 29.9 shares of Common Stock owned by Seller for warrants to purchase up to 29.9 shares of Common Stock (the "Warrants").

         (b) The exercise price for the Warrants shall be One Dollar ($1.00) per share.

         (c) The Warrants are exercisable, in whole or in part, at any time, after the occurrence of: (i) the closing of an initial public offering by the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended; or (ii) the acquisition of shares representing a majority of the voting power of the Company by a person, entity or group other than the holders of capital stock of the Company as of the date of this Agreement or BVF. In addition, the Warrants are exercisable in connection with Seller's Co-Sale Rights (as described below), but only for the number of shares to be sold pursuant to such Co-Sale Rights.

         (d) If Seller is entitled to and wishes to exercise the Warrants, Seller shall send written notice to the Company identifying the date for the closing of such purchase and the number of shares to be purchased.

         (e) The Company shall have the right, at any time, in its sole discretion, to require Seller to exercise the Warrants in whole, but not in part. If the Company wishes to require Seller to exercise the Warrants, the Company shall send written notice to Seller identifying the date for the closing of such purchase.

         (f) In the event that any of Gil Van Bokkelen, John Harrington, Huntington Willard, James Nelson, Ira Mellman or Robert Mays (the "Selling Founders") proposes to sell shares of common stock to a third party, the Selling Founders shall deliver written notice (the "Co-Sale Notice") with respect to such proposed sale to Seller not later than thirty (30) days prior to the

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closing of such sale, or such shorter period as may be agreed to by the Selling
Founders and Seller. Such Co-Sale Notice shall set forth the number of shares of common stock which the Selling Founders proposes to sell, the identity of the transferee or transferees and the proposed closing date for such proposed sale, and shall include a copy of any writing setting forth the terms of the proposed sale. Upon receipt of a Co-Sale Notice, Seller shall have an option exercisable at any time prior to the closing of the proposed sale by the Selling Founders, to elect to participate in such sale; provided, that as a condition to the consummation of the purchase and sale of any shares issuable upon the exercise of the Warrants, Seller shall be obligated to exercise the Warrants for that number of shares that he proposes to sell. Seller shall have the option to sell his shares to the ultimate purchaser as of the proposed closing date for such sale, and upon the same terms and conditions specified in the Co-Sale Notice, pro rata with the Selling Founders according to the aggregate holdings of shares of common stock by the Selling Founders and Seller as of the date of the Co-Sale Notice, by written notice to such effect to the Selling Founders. The number of shares to be sold by the Selling Founders shall be reduced by the number of shares which Seller elects to so sell (within the limitation of the preceding sentence). Failure by Seller to give such notice prior to the closing of such sale shall be deemed a forfeiture and waiver of any right of Seller to participate in such sale, provided that such sale is fully closed and consummated on or before the closing date and upon the terms and conditions specified in the Co-Sale Notice.

         (g) In addition, Seller shall have all economic rights that the Selling Founders have under that certain Stockholders' Agreement to be entered into among the Company and its stockholders (the "Stockholders' Agreement") in connection with the consummation of the BVF Investment, as such Stockholders' Agreement may be amended from time to time, and the Company's Certificate of Incorporation and By-Laws. The Company will not take any action, the purpose of which is to

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selectively and specifically impact the economic interest of Seller in the
Company. Upon exercise of any of the Warrants, Seller will execute and become a party to the Stockholders' Agreement.

         3. CLOSING. The closing of the transactions contemplated by this Agreement and all deliveries to be made at the time fixed for the closing shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff on the date of this Agreement at 10:00 a.m. (the "Closing Date"). On the Closing Date, Seller will deliver to the Company the certificate(s) representing all shares of Common Stock owned by Seller, duly endorsed or with appropriate blank stock power(s). The Company will deliver to Seller Eleven Thousand Two Hundred Dollars ($11,200) by bank or certified check as payment in full for 29.9 shares of Common Stock owned by Seller. In addition, 29.9 shares of Common Stock owned by Seller will be exchanged by Seller for, and converted by the Company into, the
29.9 Warrants as described in Section 6 below.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Seller that this Agreement is the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive or other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. The Company will give Seller prompt notice of any amendment to the Stockholders' Agreement, its Certificate of Incorporation or its By-Laws. (See attached documents).

         5. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to the Company that: (a) he has had supplied to him all information concerning the Company that he has requested from the Company, he has had the opportunity for himself and through his counsel to

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ask any questions concerning the Company, and he is not aware of any basis on which he would have a claim against the Company; (b) he is aware that Biotechnology Value Fund, L.P. ("BVF") intends to invest approximately $2.5 million in the Company (the "BVF Investment"); (c) he has not assigned, transferred, encumbered or pledged to any party, or otherwise alienated, any portion of the shares of Common Stock owned by Seller and such shares represent all of the shares of Common Stock owned by Seller and that Seller has no other equity interests in the Company; (d) the execution, delivery and consummation of this Agreement by Seller does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which Seller or any of his assets is subject or bound; (e) upon delivery of the certificate(s) representing the shares of Common Stock owned by Seller in accordance with Paragraph 2 above, good and marketable title to all shares of Common Stock owned by Seller will pass to the Company, free and clear of all liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever; and (f) this Agreement is the legal, valid and binding obligation of Seller enforceable against him in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive or other equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

         6. MUTUAL AND GENERAL RELEASES. Seller, on behalf of himself, his successors, assigns, executors, administrators, agents and professional advisors, in exchange for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, hereby releases and

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forever discharges the Company and its successors, assigns, officers, directors, stockholders, employees, agents and professional advisors, of and from any and all claims, causes of action, suits, covenants, damages and demands whatsoever, in law or in equity, known and unknown, from the beginning of time to the Closing Date.

         The Company on behalf of itself, its successors, assigns, officers, directors, stockholders, employees, agents and professional advisors, in exchange for good and valuable consideration the adequacy and receipt of which are hereby acknowledged, hereby releases and forever discharges Seller and his successors, assigns, executors, administrators, agents and professional advisors, of and from any and all claims, causes of action, suits, covenants, damages and demands whatsoever, in law or in equity, known or unknown, from the beginning of time to the Closing Date.

         7. SEVERABILITY. In the event that any provision or term of this Agreement is found to be void or unenforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof. To the extent that any obligations of Seller in this Agreement shall be illegal and/or unenforceable with respect to any jurisdiction, said covenants shall not be affected thereby with respect to each other jurisdiction, such covenants with respect to each such jurisdiction being construed as severable and independent. In the event Seller shall violate any legally enforceable provision of this Agreement as to which there is a specific time period during which the Company is prohibited from taking certain actions or from engaging in certain activities, as set forth in this Agreement, then, in such event, such violation shall toll the running of such time period from the date such violation commences until, and including, the date such violation shall cease.

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         8. BINDING EFFECT. The parties hereto agree that this Agreement shall bind the parties hereto, their respective assigns, successors in interest, those in contractual privity with them, and their professional representatives of any type whatsoever, as the case may be.

         9. COMPLETE AGREEMENT. The parties hereto agree that this Agreement represents the complete agreement of the parties hereto with respect to the matters discussed herein and supersedes any and all prior verbal or written agreements, including, without limitation, that certain "Memorandum of Understanding Between the Partners of Athersys." This Agreement shall not be modified unless so done in writing and signed by the party or parties to be bound by any such modification.

         10. MISCELLANEOUS. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio. This Agreement may be executed in multiple counterparts, each of which when taken together shall constitute an original.

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first written above.

ATHERSYS, INC.                                    "Seller"



By: /s/ Gil Van Bokkelen                          /s/ Michael Gallo
    ---------------------------                   ------------------------------
    Gil Van Bokkelen                              Michael Gallo
    President




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         The undersigned hereby agree to be bound by the terms of Sections 2(f),
2(g) and 6 of this Agreement.


/s/ Gil Van Bokkelen                        /s/ John Harrington
--------------------------------------      ------------------------------------
Gil Van Bokkelen                            John Harrington


/s/ Huntington Willard                      /s/ James Nelson
--------------------------------------      ------------------------------------
Huntington Willard                          James Nelson


/s/ Ira Mellman                             /s/ Robert Mays
--------------------------------------      ------------------------------------
Ira Mellman                                 Robert Mays



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                   SPOUSAL ACKNOWLEDGEMENT, CONSENT AND WAIVER



         The undersigned, Frances C. Gallo, hereby acknowledges that she:

       (i)        is the spouse of Michael Gallo;

      (ii) has read the foregoing Stock Purchase Agreement (the "Agreement") and understands that, among other things, it relates to the sale and exchange by Michael Gallo of all shares of the Common Stock of Athersys, Inc. owned by Michael Gallo (the "Shares").

     (iii) is aware that, as the spouse of Michael Gallo, she may have some legal interest in the Shares;

      (iv) ratifies, approves and consents to the terms of the Agreement and to be bound thereby, insofar as it may affect any interest she may have in the Shares;

       (v) irrevocably consents to the consummation, in accordance with the terms of the Agreement, of every transaction contemplated therein; and

      (vi) irrevocably waives, surrenders, or releases each and every marital and other right, claim, or demand that she now or hereafter may have which, if asserted, in any way might impair the enforceability and/or execution of any provision of the Agreement or cause the Agreement (or any provision thereof) to be void or voidable.


Dated: March 10, 1996                                /s/ Frances C. Gallo
                                                     --------------------
                                                         (sign here)


                                                     /p/ Frances C. Gallo
                                                     --------------------
                                                         (print name)


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